Exhibit 99.1

CODE OF BUSINESS CONDUCT AND ETHICS

VNG LIMITED

August 2023

1.	PURPOSE

Business Conduct and Ethics is an integral part of our shared values at VNG Limited and its subsidiaries, (collectively, the “Company” or “VNG”). This Code of Business Conduct and Ethics (the “Code”) provides general guidelines for conducting the business of VNG in accordance with the highest standards of business ethics.

The Code is intended to be a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder by the U.S. Securities and Exchange Commission (the “SEC”). VNG is a “foreign private issuer” and an “emerging growth company” under the U.S. federal securities laws as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as a result, has elected to comply with certain reduced public company disclosure and reporting requirements. In addition, for as long as VNG remains an emerging growth company, it will qualify for certain limited exceptions from the Sarbanes-Oxley Act of 2002. Notwithstanding the above, VNG will conduct its business with the highest standards of business ethics.

This Code is intended to promote:

•	Highest standards of business ethics;

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Fair, accurate, timely, and transparent disclosure in all financial reporting and public communications that VNG files/furnishes with the SEC and in other public communications channels made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of violations of the Code; and

•	Accountability for adherence to the Code.

This Code, including its amendment (if any) must be approved by the Board of Directors (the “Board”) or appropriate committee authorized by the Board, and shall be timely disclosed on the Company’s corporate website.

2.	APPLICATION AND GUIDANCE

2.1	Application:

This Code applies to all directors, officers, employees, collaborators, consultants, partners, and suppliers of the Company, its subsidiaries and consolidated affiliated entities.

We refer to all persons covered by this Code as “Company employees” or simply “employees”.

2.2	Guidance:

The Code of Business Conduct and Ethics is the responsibility of each employee. This Code is not intended to be a comprehensive rulebook, addressing all potential situations. Employees are encouraged to seek guidance from their Line Manager when they feel uncomfortable or in doubt if a situation is consistent with the Company’s ethical standards.

As a Line Manager, you need to understand and demonstrate your compliance to the Code, and take responsibility for the following:

•	Promoting the compliance: you should proactively encourage your employees to understand and comply with the Code.

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Listening to and guiding your employees: pay attention to your employees’ issues, actively guide and address their concerns, and when you feel uncomfortable or in doubt if a situation is consistent with the Company’s ethical standards, contact VNG’s Human Resource Department for further guidance.

If employees do not feel comfortable contacting their Line Manager, please contact VNG’s Compliance Department at legalcompliance@vng.com.vn. You may remain anonymous and will not be required to reveal your identity in your communication to the Company.

3.	HIGHEST STANDARD OF BUSINESS ETHICS

3.1	Living with core values

Embracing Challenges, Advancing Partnership, Upholding Integrity are core values at VNG that must be upheld at all times. They are important elements contributing to the Company’s success, and help create a positive working environment at the Company. All Employees shall uphold these values and apply them in their daily business conduct.

3.2	Health and safety, violence, and bullying at the workplace

The Company provides a safe working environment with zero tolerance for violence and bullying. Each employee is responsible to maintain a safe and healthy work environment by complying with all relevant rules/policies. Employees shall notify their Line Managers, Human Resource or Administrative Departments if there are any accidents, injuries or unsafe and violent behavior.

3.3	Competition and Fair Dealing

All employees are obligated to deal fairly with fellow employees and with the Company’s customers, partners, suppliers, competitors and any other persons/organizations with whom it conducts business. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

3.4	Discrimination and sexual harassment

The Company provides a safe working environment with zero tolerance on discrimination and sexual harassment.

Discrimination: Discrimination is the practice of treating one person or group of people less fairly or less well than other people or groups.

The Company respects the privacy and personal rights of each employee and commits to maintaining the work environment without any discrimination based on nationality, religion, beliefs, sex, age, sexual orientation, race and disabilities.

Sexual harassment: Sexual harassment is any behavior of a sexual nature by any person towards another person at a workplace that is unwanted or unaccepted by the latter person.

A workplace is any place where employee(s) undertake work as agreed with or assigned by the Company, including the Company’s offices, as well as any official event that the employees participate in, such as an official business trip or team building activities.

3.5	Confidentiality and protection of company properties

Confidentiality: Confidential information includes all information not widely published. This includes, but is not limited to financial information, trade secrets, business plans, marketing plans and services, user/customer information, product ideas, design, technology know-how, inventions, software, patent, database systems, and employee personal information. Employees are required to adhere to the Company’s General Information Security Policy when dealing with confidential information.

The provisions of confidential information are specified in the Non-disclosure and Non-compete Agreement that employees signed when they become an employee of the Company. All employees are responsible for reading, understanding and complying with the provisions of this Agreement.

Unless required by law or authorized in writing by their Line Managers, Employees shall not access or disclose the confidential information. Employee(s) are also obliged to comply with these rules after quitting.

Protection of Company Properties: Properties means all Company assets. Each employee must be responsible to:

•	Protect the Company’s properties against destruction, damage, loss, improper use or transfer the property to other people without the Company’s permission.

•	Using the Company’s properties only for the purpose of working and performing the work assigned and allocated by the Company to Employees and not use the property for they personal purpose.

Intellectual properties including but not limited to logos, copyrights, trade secrets, know-how, documents, templates, analyses, designs, instructions and working methods or products that the Company has the ownership, rights of use and rights to operate the business.

Information systems of the Company include emails, local networks, software, and hardware. Employees must use information systems appropriately and be responsible for it against unauthorized access, damage or loss. Employees are required to read and comply with all internal policies on usage and management of the information systems of the Company.

4.	CONFLICT OF INTEREST

A Conflict of Interest (“COI”) is a situation, when the personal interests of employees and/or a third party, is potentially in conflict with the best interests of the Company. COI can be an actual confict or a perceived conflict and can happen in any form. Employees should avoid situations that affect their ability to perform their work objectively and effectively.

The Company requires employees to report any situations that would be reasonably expected to result in a COI as soon as possible.

Employees are required to read and comply with the Company’s Conflicts of Interest Policy.

5.	FINANCIAL REPORTING AND PUBLIC COMMUNICATIONS

As a U.S. listed Company, VNG is subject to various securities laws, regulations and reporting obligations. These laws, regulations and obligations require the Company’s financial records, including all filings with the SEC to be accurate and timely. Fillings include but are not limited to Form 20-F, Form 6-K, proxy statements, registration statements, earnings releases, public disclosures about material acquisitions or dispositions, press releases, correspondence containing financial information that are broadly disseminated to security holders and other reports or communications.

Employees are required to read and comply with the Company’s Financial Reporting and Public Communications Controls and Procedures Policy.

6.	COMPLIANCE WITH THE LAW AND THE COMPANY’S INTERNAL POLICIES AND REGULATIONS

All employees must be aware of, understand and comply with the foreign, national, local laws and the Company’s internal policies and regulations which are applicable to the Company’s operations and their areas of responsibility.

6.1	Anti-Corruption and Bribery

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. FCPA prohibits the payment of bribes, kickbacks, or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation payments to foreign officials may be permissible under the FCPA if that is customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. To ensure legal compliance, all facilitation payments must receive prior written approval from the Legal Department and must be clearly and accurately reported as a business expense.

In the countries where we operate, it is illegal to provide, offer or accept a kickback or bribe. A kickback or bribe may be defined as any money, fee, commission, credit, gift, gratuity, thing of value or compensation of any kind that is provided directly or indirectly, and that has as one of its purposes, the improper obtaining or rewarding of favorable treatment in a business transaction/service. VNG’s has zero tolerance for kickbacks. Standard sales incentives such as discounts for prompt payment are not considered kickbacks.

Employee(s) are required to read and comply with the Company’s Anti-Corruption and Bribery Policy and consult the Legal Department when in doubt. The provision and acceptance of gifts, entertainment and hospitality in the name of VNG must be made in an appropriate manner with acceptable values at appropriate timing and in accordance with the Company’s Anti-Corruption and Bribery Policy.

6.2	Economic Sanctions and Anti-Money Laundering

Economic sanctions are used by governments and multinational bodies as a tool to attempt to change the behavior of the sanctioned target. Sanctions typically target governments, individuals or entities that are seen as a threat or violating international norms. Sanctions can be multilateral, i.e., promulgated by the European Union or United Nations or promulgated unilaterally by a single country’s government.

Money laundering is the act of an individual or entity seeking to convert profits or other assets derived from criminal or corrupt acts into assets that are considered “legitimate”, which cannot be traced back to.

The non-compliance or perception of non-compliance potentially exposes the Company to serious and material legal, financial, and reputational risks, and may result in civil and criminal penalties for both the Company and Employees.

Employees are required to read and comply with the Company’s Sanction and Anti-Money Laundering Policy and consult the Compliance Department when in doubt.

6.3	Insider Trading

In the course of business or services, Employees may become aware of certain “material information” and “non-public information” (further defined below) that an investor could consider important in deciding whether to buy, sell or hold the Company’s securities.

Material information: Information is considered material if a reasonable investor considers that information is important in making decisions to buy, hold or sell securities. Any information that could be expected to affect the company’s stock price, whether positive or negative, should be considered material. There is no easy test for determining materiality – the analysis is based on an assessment of all relevant facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.

Non-public information: Trading based on or disclosing material information is prohibited when such information has not been widely disseminated to the public. Information generally will be considered to have been widely disseminated if it has been disclosed through a press release, national news service or newspaper or through a public filing with the SEC.

Employees are required to read and comply with the Company’s Insider Trading Policy and consult the Compliance Department when in doubt.

6.4	Prevention of Selective Disclosure

Preventing selective disclosure ensures compliance with SEC and U.S. federal securities laws to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.

Selective disclosure occurs when any person provides information that could potentially move the market to selected persons before the news is available to the general investing public. Selective disclosure is a crime under United States law and the penalties for violation are severe.

All engagement by the Company with research analysts, investors, the press and members of the media shall be made through its executive officers or the appropriate person or persons designated by the Chief Executive Officer and Chief Financial Officer the Company.

7.	REPORTING VIOLATIONS OF THE CODE

Every employee is required to fully comply with this Code and report immediately when they suspect any breach or potential breach. When in doubt, employees can contact their Line Managers, the Human Resource Department, the Compliance Department or anonymously via the VNG whistleblowing hotline.

Reported incidents must be based on facts without prejudice and ulterior motives. False or malicious allegations may be subject to disciplinary action in accordance with the Company’s labor regulations and related laws. The Company prohibits retaliation against an employee who, in good faith, reports known or potential violations. Any reprisal or retaliation against an employee will be subject to disciplinary action, including potential termination of employment.

Any employee in violation of the Code is subject to disciplinary action, which may include termination of employment and other civil and criminal sanctions.

Employees can refer to the Company’s Whistleblowing Policy for further guidance and information.

8.	WAIVERS

Waivers of the Code for employees may only be made by an executive officer of the Company. Any waiver of this Code for our directors or executive officers may only be made by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the extent required by applicable law, rule or regulation (including as required by the SEC and Nasdaq).

9.	CONCLUSION

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.